UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 17, 2012

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida		33602
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

As previously reported, on September 27, 2012, an indirect wholly-owned subsidiary of TECO Energy, Inc. (“TECO Energy”), TECO Guatemala Holdings II, LLC (“Guatemala Holdings II”), entered into an equity purchase agreement (the “EPA”) with Renewable Energy Investments Guatemala Limited (“REIN”) pursuant to which it agreed to sell all of its ownership interests in TPS San Jose International, Inc. (“TPS San Jose”) for $213.5 million. TPS San Jose is the parent company of (i) Central Generadora Eléctrica San José, Limitada (CGESJ), the owner of an electric generating station located in Guatemala, which consists of a single-unit pulverized-coal baseload facility (the San José Power Station), and (ii) Tecnología Marítima, S.A., which provides unloading services to third parties in addition to receiving the coal shipments for CGESJ at a port facility.

Also as previously reported, a condition precedent to the closing of the EPA was that the third party that held a right of first offer with respect to TPS San Jose, not exercise such right. On October 17, 2012, the third party, C.F. Financeco, Ltd. (“C.F. Financeco”), exercised its right of first offer, and, as a result, on such date Guatemala Holdings II entered into an equity purchase agreement with C.F. Financeco (the “C.F. Financeco EPA”), pursuant to which it agreed to sell all of its ownership interests in TPS San Jose for $213.5 million, on the same terms as contained in the EPA. If the sale under the C.F. Financeco EPA does not close within ninety days from October 17, 2012, REIN will be obligated to close on its EPA absent an intervening event causing a material adverse effect, which includes an adverse change in the credit markets, in which case it has the right to terminate the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2012	TECO ENERGY, INC.
(Registrant)

/s/ S. W. Callahan
S. W. CALLAHAN
Senior Vice President-Finance & Accounting and Chief Financial Officer